Exhibit 99
October 23, 2007
PRESS RELEASE
Lawrence A. Fantauzzi, President and Chief Executive Officer of Cortland Bancorp, reported that for the nine month period ended September 30, 2007, the Company’s earnings were $3.234 million. The Company earned $3.394 million during the same nine month period a year ago. For the quarter ended September 30, 2007, the Company earned $1.075 million as compared to $1.057 million for the previous quarter, and $1.143 million for the same quarter of the previous year. Earnings per share were steady, registering $0.24 both for the quarters ended September 30, 2007 and the preceding quarter ended June 30, 2007. Earnings per share for the quarter ended September 30, 2006 were $0.26. Dividends per share for the quarter were $0.22, the same as the preceding quarter and the same as the quarter ended September 30, 2006.
Core earnings, which exclude the gains on loans sold, investment securities sold or called and certain other non recurring items, registered a decrease of less than 2% during the nine month period ended September 30, 2007 when compared to the same nine month period of 2006. Core earnings for the nine month period ending September 30, 2007 were $3.161 million compared to $3.217 million reported a year ago. Core earning’s per share for the nine months ended September 30, 2007 were $0.71 in 2007 and $0.72 in 2006.
Mr. Fantauzzi stated that the Company’s earnings reflect start-up costs associated with the Company’s new strategic growth plan and continued pressure on the Company’s net interest margin ( the difference between what the Company earns on its loans and investments and the interest it pays on its deposits and borrowings ) arising from the Federal Reserve’s monetary policy efforts directed at containing inflation. The Company’s net interest margin registered 3.4% both for the quarter and the nine-month period ended September 30, 2007. For the same quarter and nine-month period of 2006, the net interest margin registered 3.7%.
Mr. Fantauzzi indicated that, contrary to general financial industry trends, the Company has experienced some improvement in asset quality. There has been a reduction in certain problem loans which are accounted for on a non accrual basis. These non accrual loans totaled $2.818 million at September 30, 2007, as compared to $3.831 million at September 30, 2006. Mr. Fantauzzi stated that a loan is placed on a non accrual basis whenever a borrower is ninety days past due on payments, or when sufficient information is received that causes management to question the collectibility of the loan, or any time legal proceedings are initiated to enforce collection of a loan.
This improvement in asset quality has had a direct and positive impact on the Company’s net income. A provision for loan loss of $175,000 was charged to operations during the first nine months of 2006. The favorable trend in asset quality, as noted herein, has negated the need for any additional provision for loan loss through the first nine months of 2007.
Also on a positive note, the Company has reported an increase of better than 11% in its loan portfolios, a direct result of strategic initiatives designed to increase the Company’s market share for commercial and small business loans secured by real estate and business assets. Net loans stood at $218.9 million at September 30, 2007, as compared to net loans of $196.6 million a year ago. The Company’s total assets at September 30, 2007 measured $498.7 million, representing a nearly 7% increase from the asset total of $466.6 million recorded a year ago.

The Company is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through thirteen community banking offices located in Trumbull, Mahoning, Portage and Ashtabula counties in northeastern, Ohio.
The stock trades in the “over-the-counter market” on the NASDAQ OTC BB under the symbol CLDB.